As filed with the Securities and Exchange Commission on July 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3893191
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4000 Meridian Boulevard

Franklin, Tennessee 37067

(Address, including zip code, of principal executive offices)

Community Health Systems, Inc. Directors’ Fees Deferral Plan

(Full title of plan)

Benjamin C. Fordham

Executive Vice President, General Counsel and Assistant Secretary

Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

(615) 465-7000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share (2)	200,000	$14.16	$2,832,000	$308.97

(1)

This Registration Statement covers 200,000 additional shares of common stock, par value $0.01 per share, of Community Health Systems, Inc., a Delaware corporation (the “Registrant”), available for issuance pursuant to awards under the Registrant’s Directors’ Fees Deferral Plan, as amended and restated on May 11, 2021 (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock of the Registrant that become issuable pursuant to awards by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of common stock of the Registrant.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h)(1) of the Securities Act on the basis of the average of the high and low selling prices of the Registrant’s common stock on the New York Stock Exchange on July 23, 2021.

(3)	Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of the additional securities available for issuance under the Plan.

EXPLANATORY NOTE

This Registration Statement is being filed pursuant to General Instruction E of Form S-8 for the purpose of registering an additional 200,000 shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant available for issuance pursuant to awards under the Plan.

The Registrant previously registered 150,000 shares of Common Stock under the Plan on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 15, 2004 (Registration No. 333-121282) (the “Previous Registration Statement”). As permitted by General Instruction E of Form S-8, the contents of the Previous Registration Statement, including all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents hereof, are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the Commission will automatically update this Registration Statement. We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 18, 2021;

•

our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the Commission on April 29, 2021, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June  30, 2021, filed with the Commission on July 29, 2021;

•

our Current Reports on Form 8-K filed on January 19, 2021, January  20, 2021, January  26, 2021, January  27, 2021, February  2, 2021, February  9, 2021, February  19, 2021, May  4, 2021, May  4, 2021, May  12, 2021, and May 20, 2021; and

•

the description of our common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 20, 2020, and as amended by any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents; provided, however, that in no event will any information that is deemed furnished and not filed, including any information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any related exhibits), be incorporated by reference into, or otherwise become a part of, this Registration Statement, unless otherwise incorporated by reference herein. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to authority conferred by Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”), Article SIXTH of the Registrant’s restated certificate of incorporation, as amended, eliminates the personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted under the law of the State of Delaware, including the DGCL. Article SIXTH further provides that any future amendment to or repeal of its terms will not adversely affect any right or protection of any director of the Registrant with respect to acts or omissions of such director occurring prior to such repeal or amendment. Article SIXTH also incorporates any future amendments to Delaware law which further eliminate or limit the liability of directors.

In accordance with Section 145 of the DGCL, Article SEVENTH of the Registrant’s restated certificate of incorporation, as amended, and certain provisions of the Registrant’s amended and restated by-laws grant the Registrant’s directors and officers a right to indemnification for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of the Registrant or (ii) by reason of the fact that, while they are or were directors or officers of the Registrant, they are or were serving at the request of the Registrant as directors or officers of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. Section 5 of Article VI of the Registrant’s amended and restated by-laws further provides for advancement of expenses to such indemnified persons.

The Registrant’s amended and restated by-laws authorize the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Registrant’s amended and restated by-laws. The Registrant has obtained insurance policies insuring its directors and officers against certain liabilities.

The Registrant has entered into Indemnification Agreements (the “Indemnification Agreements”) with its directors and executive officers. One of the purposes of the Indemnification Agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder (the “Indemnitees”) may receive indemnification. Pursuant to the Indemnification Agreements, an Indemnitee is entitled to indemnification for claims arising out of or in connection with the service of Indemnitee as a director or officer of the Registrant or of an affiliate. In the case of an action or proceeding other than an action by or in the right of the Registrant, the Indemnification Agreements provide that Indemnitee is entitled to indemnification for claims relating to (i) the fact that Indemnitee is or was an officer or director of the Registrant or any other entity which Indemnitee is or was or will be serving at the request of the Registrant, or (ii) anything done or not done by Indemnitee in any such capacity. In the case of an action by or in the right of the Registrant, the Indemnification Agreements provide that Indemnitee is entitled to indemnification for claims relating to (i) the fact that Indemnitee is or was an officer or director of the Registrant or any affiliate or (ii) anything done or not done in such capacity. The Indemnification Agreements are in addition to and are not intended to limit any rights of indemnification which are available under the Registrant’s restated certificate of incorporation, as amended, or the Registrant’s amended and restated bylaws, or otherwise. In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

We believe that our restated certificate of incorporation and amended and restated by-laws and insurance are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these indemnification provisions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Form of Restated Certificate of Incorporation of Community Health Systems, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 4 to Community Health Systems, Inc.’s Registration Statement on Form S-1/A filed June 8, 2000 (No. 333-31790)).

4.2	Certificate of Amendment to the Restated Certificate of Incorporation of Community Health Systems, Inc., dated May 18, 2010 (incorporated by reference to Exhibit 3.2 to Community Health Systems, Inc.’s Current Report on Form 8-K filed May 20, 2010 (No. 001-15925)).

4.3	Amended and Restated By-laws of Community Health Systems, Inc. (as of December 7, 2016) (incorporated by reference to Exhibit 3.1 to Community Health Systems, Inc.’s Current Report on Form 8-K filed December 12, 2016 (No. 001-15925)).

4.4	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Community Health Systems, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed May 7, 2014 (No. 001-15925)).

5.1*	Opinion of Bass, Berry & Sims PLC.

23.1*	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Power of Attorney (included on signature page of this Registration Statement).

99.1	Community Health Systems, Inc. Directors’ Fees Deferral Plan, as amended and restated on May 11, 2021 (incorporated by reference to Exhibit 10.2 to Community Health Systems, Inc.’s Quarterly Report on Form 10-Q filed July 29, 2021).

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on July 29, 2021.

COMMUNITY HEALTH SYSTEMS, INC.
(Registrant)

By:	/s/ Tim L. Hingtgen
Tim L. Hingtgen
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Tim L. Hingtgen, Kevin J. Hammons and Benjamin C. Fordham and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Tim L. Hingtgen Tim L. Hingtgen	Chief Executive Officer and Director	July 29, 2021

/s/ Kevin J. Hammons Kevin J. Hammons	President and Chief Financial Officer	July 29, 2021

/s/ Jason K. Johnson Jason K. Johnson	Senior Vice President and Chief Accounting Officer	July 29, 2021

/s/ Wayne T. Smith Wayne T. Smith	Executive Chairman of the Board of Directors	July 29, 2021

/s/ John A. Clerico John A. Clerico	Director	July 29, 2021

Name	Title	Date

/s/ Michael Dinkins Michael Dinkins	Director	July 29, 2021

/s/ James S. Ely III James S. Ely III	Director	July 29, 2021

/s/ John A. Fry John A. Fry	Director	July 29, 2021

/s/ Elizabeth T. Hirsch Elizabeth T. Hirsch	Director	July 29, 2021

/s/ William Norris Jennings, M.D. William Norris Jennings, M.D.	Director	July 29, 2021

/s/ K. Ranga Krishnan, MBBS K. Ranga Krishnan, MBBS	Director	July 29, 2021

/s/ Julia B. North Julia B. North	Director	July 29, 2021

/s/ H. James Williams, Ph.D. H. James Williams, Ph.D.	Director	July 29, 2021